Exhibit 99.1

Press Information 2211 H. H. Dow Way Midland, MI 48674 dow.com

Peter Holicki to retire; John Sampson to rejoin Dow as senior vice president, Operations, Manufacturing & Engineering

MIDLAND, Mich. – September 15, 2020 – Dow (NYSE: DOW) announced today that John Sampson, executive vice president, Business Operations for Olin Corporation, has been named senior vice president, Operations, Manufacturing & Engineering for Dow. Sampson succeeds Peter Holicki, who will retire in 2021 after more than 34 years of service with Dow.

Sampson has most recently served as a corporate officer at Olin Corporation, with executive oversight for managing the M&E, Manufacturing Services, Safety / Health & Environmental and Technology Center of Olin’s Chemical businesses. Prior to joining Olin in 2015, Sampson had a long career with Dow, beginning in 1983 in Louisiana in Polymers Research & Development.

He moved into the Manufacturing organization in 1988 and throughout his Dow career, held a wide range of positions. He was a business manufacturing leader and led sites in the U.S. and Europe – including Dow’s Rhine Center facility in Germany and France from 2004 to 2007. He served as the global business director for Chlor-Alkali and in 2011, he was named Manufacturing vice president, Chemicals & Energy. He was later named vice president of Environment, Health & Safety Operations for Dow.

“I am delighted to welcome John back to Dow,” says Jim Fitterling, Dow chairman and CEO. “John is an outstanding, well-respected leader who brings a deep range of strategic experience in manufacturing, business and EH&S. Our global manufacturing, operations and engineering team plays a vital role in the pursuit of Dow’s ambition and future growth, and John is ideally suited to lead this world-class team.”

Sampson will assume his new responsibilities October 1, 2020. He will join Dow’s Leadership Team, and will be based in Midland.

Fitterling adds, “I want to thank Peter Holicki for his many years of service to Dow and for his leadership. Peter has been a steadfast champion of Dow’s Manufacturing organization throughout his career and has helped build the strong team we have in place today. I also thank him for his work as executive sponsor of the Disability Employee Network (DEN). Please join me in wishing Peter and his family every happiness as they begin this next chapter.”

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Holicki joined Dow in 1987 in Stade, Germany. Over more than three decades, he held numerous leadership positions in sites across Europe, the Middle East and Africa, including serving as global manufacturing vice president of Dow’s Hydrocarbons business. In January 2014, Holicki was elected corporate vice president of Manufacturing and Engineering and Environment, Health & Safety Operations and in 2015 was appointed senior vice president of Operations, Manufacturing and Engineering, Environment Health & Safety Operations.

About Dow

Dow (NYSE: DOW) combines global breadth, asset integration and scale, focused innovation and leading business positions to achieve profitable growth. The Company’s ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company. Dow’s portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure and consumer care. Dow operates 109 manufacturing sites in 31 countries and employs approximately 36,500 people. Dow delivered sales of approximately $43 billion in 2019. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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For further information, please contact:

Rachelle Schikorra

+1.989.638.4090

ryschikorra@dow.com

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow